RETIREMENT AGREEMENT

This RETIREMENT AGREEMENT, together with Exhibit A ("General Release") (attached) (collectively, the "Agreement") reflects the mutual agreement between JOSEPH KERIN, including his heirs, executors and assigns ("You" or "Your") and AMERICAN EAGLE OUTFITTERS, INC., including its parents, subsidiaries, affiliates and related businesses ("the Company"), regarding the terms of your retirement from employment with the Company.

In exchange for the terms, promises and obligations set forth in this Agreement, you and the Company agree as follows:

1. Retirement Date. You shall continue full-time employment with the Company through November 30, 2010 (the "Retirement Date"), upon which date you shall voluntarily resign your employment. Until the Retirement Date, you will continue to receive: (i) salary payments at the annual base salary rate you are receiving as of the date you sign this Agreement, less applicable withholdings and deductions, paid in accordance with the Company's payroll practices in the ordinary course; and (ii) benefits at the level and of the type you are receiving as of the date you sign this Agreement.

2. Acknowledgment of Retirement. As of the Retirement Date, you will cease to be an employee or officer of the Company and the only benefits you will receive from the Company are those described in this Agreement; provided, however, that this Agreement does not waive any benefits you may be eligible to receive under any of the Company's retirement plans, profit sharing plans, stock option plans, or similar employee benefits plans. You acknowledge and agree that as of the Retirement Date, you shall have no authority or permission to hold yourself out as being in any way connected with or interested in the business of the Company and you will have no authority to take any action on behalf of or otherwise bind the Company except as directed in writing by the Company's Chief Executive Officer or his designee. You acknowledge and agree that as of the Retirement Date, you are resigning your position as an officer of the Company.

3. Retirement Benefits. If you sign the General Release in the form attached as Exhibit A, and it becomes effective as described in its Exhibit A, Section 6, you will receive the following payments and benefits in the manner and time frames described in this Section. You acknowledge and agree that certain of the payments and benefits differ from and/or are greater than benefits you would otherwise be eligible to receive upon retirement or resignation, absent this Agreement.

A. Severance Pay. You shall be entitled to Severance Pay in a gross amount equal to $666,281.00. The Severance Pay will be paid in a lump-sum payment, less applicable withholdings and deductions, on the Company's next regularly scheduled pay day following the Effective Date of the General Release. The Company shall pay you the Severance Pay regardless of any future employment you obtain.

B. Health Insurance Reimbursement. If you make a timely election to continue medical, dental and/or vision insurance coverage under the Company's group medical, dental and/or vision plans pursuant to federal law (COBRA), the Company will reimburse you for up to fifteen (15) months of your COBRA payments, ending on February 29, 2012. If you secure employment before February 29, 2012, and medical, dental and/or vision coverage is available as a result of that employment, the Company's obligation to reimburse COBRA shall immediately cease. After February 29, 2012, you may continue COBRA coverage, subject to applicable law, at your sole expense. To receive reimbursement, you must mail proof of payment to the Company's Benefits Department, 77 Hot Metal Street, Pittsburgh, PA, 15203, or send proof of payment via fax to the Benefits Department at 724-778-6524.

C. Company Automobile. You will have continued use of your current Company-leased automobile from the Retirement Date through February 29, 2012 (the "Company Lease Period"). The Company will make the monthly lease payments by the 30th of each month during the term of the Company Lease Period. All other expenses associated with use of the vehicle during the Company Lease Period, such as gas, maintenance and/or insurance, shall be paid at your sole expense. At the conclusion of the Company Lease Period, you will have the option of returning the automobile to the Company or purchasing the automobile at your own expense.

4. Equity. You acknowledge and agree that the equity awards granted to you under the terms of the Company's benefit plans will be administered as follows, all in accordance with the terms of their respective plans

A. Stock Options.

1. Stock Option Grants Awarded in 2006, 2007, 2008 and 2009. You were awarded stock option grants under the Company's 2005 Stock Award and Incentive Plan ("2005 Plan") on February 28, 2006, March 6, 2007, March 5, 2008 and February 2, 2009. All unvested options awarded under these grants shall vest automatically on the Retirement Date. These options, together with all previously vested options, shall remain exercisable from the Retirement Date through November 30, 2011. Any stock options that remain unexercised as of that date will be forfeited.

2. Stock Option Grant Awarded in 2010. You were awarded a stock option grant under the Company's 2005 Stock Award and Incentive Plan, as amended ("2005A Plan"), on March 2, 2010. All unvested options awarded in the March 2, 2010 grant shall vest according to the grant's original vesting schedule (1st third on March 2, 2011, 2nd third on March 2, 2012, and final third on March 2, 2013). These options will remain exercisable for one calendar year from each individual tranche's vesting date (1st third on March 2, 2012, 2nd third on March 2, 2013, and final third on March 2, 2014). Any stock options that remain unexercised as of its individual expiration date will be forfeited.

B. Restricted Stock (Time-based). You currently have 1 outstanding, time-based Restrict Stock Unit award under the Company's Long-term Restricted Stock Unit Incentive Plan, identified as follows: March 2, 2010 ("RSU Time-Based Award"). Upon certification of fiscal year 2010 performance and vesting, you are eligible for a pro-rata portion of your RSU Time-based Award based on your months of service in the one-year performance period or three-year vesting period as of the Retirement Date. Payment will be made no sooner than the date on which other participants are paid their awards, if any payments are made, in accordance with the terms of the plan (anticipated March, 2011). The payment will be made less any applicable withholdings or deductions. The balance of the Restricted Stock Unit award is forfeited, per the terms of the plan, as of the retirement date.

C. Restricted Stock (Performance-based). You currently have 2 outstanding, performance-based Restricted Stock Unit awards under the Company's Long-term Restricted Stock Unit Incentive Plan, identified as follows: March 3, 2009 and March 2, 2010 ("RSU Performance-based Awards"). You are eligible for a pro-rata portion of your RSU Performance-based Awards if the Company achieves the fiscal year 2011 and 2012 performance goals established by the plan. The pro-rata amount you may be eligible for will be based on your months of service in each performance period as of the Retirement Date. Payment will be made no sooner than the date on which other participants are paid their awards, if any payments are made, in accordance with the terms of the plan (anticipated March, 2012 and March, 2013). The payment will be made less any applicable withholdings or deductions. If the Company does not achieve the fiscal year 2011 and 2012 performance goals established by the plan, your RSU Performance-based Awards will be forfeited. The balance of the Long-term Performance Share Restricted Stock Unit award is forfeited, per the terms of the plan, as of the retirement date.

5. 401k. The Company agrees to pay you all amounts due to you under the Company's 401k Plan in accordance with the terms of the plan.

6. Incentive Compensation Bonus.  You are not eligible for payment of any amount under any incentive or bonus plan(s) for the Company's current or future fiscal years.

7. Consulting Services. From February 1, 2011 through January 31, 2012, the Company may, but has no obligation to, engage you from time to time, at its discretion, to perform consulting services for the Company on dates that are mutually agreed upon. The Company will pay you $2,000.00 per day, plus expenses, for such consulting. You agree that any consulting services you provide to the Company will be performed as an independent contractor and not as an employee. Subject to the restrictions in Section 12 below, nothing in this Agreement prohibits you from engaging in such other business activities as you desire so long as the performance of such services does not interfere with the timely completion of your consulting services. You will receive a 1099 for the performance of consulting services to the Company, and you expressly agree that you are obligated to pay all taxes on any moneys paid.

8. 409A Agreement. You acknowledge and agree that you and the Company are party to a "409A Addendum" signed by you on December 25, 2008 a copy of which is attached as Exhibit A to this Agreement. You acknowledge and agree that all of the terms of the 409A Agreement remain in full force and effect and shall survive the termination of your employment with the Company and the execution of this Agreement.

9. Reasonable Cooperation. You acknowledge and agree that your agreement to fully cooperate with the Company with respect to the provisions of this Section 9 in its entirety is a material term of this Agreement. The failure by you to cooperate fully with the Company in accordance with this Section 9 is a material breach of the terms of this Agreement that will result in the forfeiture of all compensation and benefits described in this Agreement.

A. Transfer of Job Responsibilities. You shall fully cooperate in transferring all of your responsibilities and duties with regard to the Company's business operations as directed by the Company's management at its sole discretion.

B. Fiduciary Obligations. You acknowledge and agree that at all times until and through the Retirement Date, you will carry out your duties in a manner consistent with and in compliance with all present and future requirements of: (i) applicable federal, state and local laws and regulations; (ii) Company policies and procedures; and (iii) the directives and instructions of the Company's management. You acknowledge and fully understand that you have a fiduciary relationship with the Company and, as a fiduciary, you are under an obligation to use due care and act in the best interest of the Company at all times.

C. Legal Matters. You agree to cooperate with the Company and its attorneys as may be reasonably required concerning any past, present or future legal matters that relate to or arise out of your employment with the Company, with the understanding that any meetings you are required to attend are scheduled during normal business hours at mutually agreeable times. You acknowledge that you have advised the Company's General Counsel of all facts of which you are aware that constitutes or might constitute violations of the Company's Code of Ethics or legal obligations. The Company agrees to reimburse you for any and all reasonable costs and expenses you may incur in connection with such cooperation.

D. Indemnification. You shall be indemnified for acts and omissions occurring on or prior to the Retirement Date to the fullest extent permitted under applicable law and Company rules and regulations.

10. Death. Notwithstanding anything to the contrary in this Agreement, in the event of your death, the Company will pay to your beneficiary all remaining compensation and benefits described in this Agreement subject to the terms and conditions set forth herein.

11. Confidentiality of this Agreement. You agree that this Agreement, the compensation and benefits, and all other terms of this Agreement are each confidential information and shall not be disclosed or revealed to any person other than your attorney, accountant, tax advisor, and immediate family members (who each must be informed of and agree to be bound by the terms of this Section 11), and any governmental taxing authority.

12. Restrictive Covenants. You acknowledge and reaffirm that you and the Company are parties to an "RSU Confidentiality, Non-Solicitation, Non-Competition And Intellectual Property Agreement" signed by you on March 17, 2009 the "Confidentiality Agreement," a copy of which is attached as Exhibit B to this Agreement). You acknowledge and agree that all of your obligations under the Confidentiality Agreement remain in full force and effect and shall survive the retirement of your employment with the Company and the execution of this Agreement.

13. Non-Disparagement. You agree not to disparage or denigrate the Company or its directors, officers or employees orally or in writing. The Company agrees to use its reasonable best efforts to cause its directors, officers and managers not to disparage you orally or in writing. Notwithstanding this mutual, non-disparagement provision, it shall not be a violation of this Section 13 for any person to make truthful statements when required by court order or as otherwise required by law.

14. No Admission of Liability. Neither this Agreement, nor any of its terms, is intended to constitute and should not be construed as constituting an admission of fault, wrongdoing or liability by either party, but rather reflects the parties' desire to fairly and amicably separate your employment, as well as to resolve fairly and amicably any disputes or claims.

15. Representations & Warranties. You represent and warrant that you have no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit or impair your performance of any part of this Agreement. You represent that as of the date you have signed this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any "Claims" (as defined in the General Release) against the Company or the "Releasees" (as defined in the General Release) in any forum, including federal, state or local court, in arbitration, or in any administrative proceeding with any governmental agency.

16. Breach of this Agreement. You agree that in the event you breach any of the terms of this Agreement or the General Release, you will forfeit all benefits and compensation described in this Agreement, plus you will pay any expenses or damages incurred by the Company and/or its agents, officers, directors or employees as a result of the breach, including reasonable attorneys' fees.

17. Dispute Resolution. All disputes, claims or controversies arising out of or in connection with this Agreement, your employment or its termination, including but not limited to those concerning workplace discrimination and all other statutory claims shall be submitted exclusively to and determined by final and binding arbitration before a single arbitrator ("Arbitrator") of the American Arbitration Association ("AAA") in accordance with the Association's then current rules for the resolution of employment disputes. The parties consent to the authority of the Arbitrator, if the Arbitrator so determines, to award fees and expenses (including reasonable attorneys' fees) to the prevailing party in the arbitration. Excluded from this agreement to arbitrate are claims you may have for workers' compensation and unemployment compensation benefits, as well as claims the Company may have for injunctive relief to enforce Section 12 of this Agreement, which includes claims for injunctive relief to enforce the underlying Confidentiality Agreements.

18. Entire Agreement.

A. Except as provided in Sections 8 and 12 of this Agreement, this Agreement constitutes the entire understanding between you and the Company relating to the subject matter contained herein and this Agreement supersedes any previous agreement(s) that may have been made in connection with your employment with the Company. This Agreement may not be changed, modified, or altered without the express written consent of you and a senior officer of the Company.

B. The Company's failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive the Company of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver must be in writing and signed by a senior officer of the Company.

19. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflicts of laws principles.

20. Severability. If any part or section of this Agreement is found to be contrary to law or unenforceable, the remainder shall remain in full force and effect. Furthermore, it is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in Section 12 of this Agreement, or the underlying Confidentiality Agreements, is an unenforceable restriction against you, then the provisions of Section 12 and/or the Confidentiality Agreements shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable. Alternatively, if any such court finds that any restriction contained in Section 12 and/or the Confidentiality Agreements is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

21. Period for Review of this Agreement.

A. You are hereby advised and encouraged to consult with an attorney prior to executing this Agreement. You acknowledge that if you have executed this Agreement without consulting an attorney, you have done so knowingly and voluntarily.

B. You acknowledge that you have been given at least twenty-one (21) days from the date you first received this Agreement, which was on or about October 25, 2010, during which to consider its terms. You understand that the offer made to you under this Agreement remains open for at least twenty-one (21) days, and that you may accept the offer at any time between October 25, 2010 and November 15, 2010. If you do not accept this Agreement on or before that date, the offer set forth in this Agreement is automatically rescinded unless the Company otherwise expressly notifies you in writing.

22. Period for Review of the General Release.

A. You are hereby advised and encouraged to consult with an attorney prior to executing the General Release. You acknowledge that if you execute the General without consulting an attorney, you have done so knowingly and voluntarily. You acknowledge and agree that the compensation and benefits provided for in this Agreement are contingent upon you signing the General Release and it becoming effective.

B. You acknowledge and agree and that you have been given at least twenty-one (21) days from the date you first received the General Release, which was on or about October 25, 2010, during which to consider its terms. You acknowledge and agree that you will not sign the General Release until on or after the Retirement Date.

C. You acknowledge and agree that you have the right to revoke your acceptance of the General Release if you notify the Company in writing within seven (7) calendar days following the date you sign it. You acknowledge that in order for your revocation to be effective, it must be in writing, signed by you, and either postmarked within seven (7) days of the date you signed the General Release and addressed to the Company's Executive Vice President of Human Resources, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, Pennsylvania, 15203; or hand delivered within seven (7) calendar days of the date you signed the General Release to the Company's Executive Vice President of Human Resources. The General Release will become effective on the 8th day after you sign it (the "Effective Date"); provided that you have not timely revoked it in accordance with this Section.

23. Transferability. This Agreement shall be binding upon any successor to the Company, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liability hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

24. Counterparts. This Agreement may be executed in counterparts.

25. Ambiguities. You and the Company agree that the general rule that ambiguities shall be construed against the drafting party shall not apply to any interpretation of this Agreement.

26. Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and effective under applicable law. All captions are for convenience of reference only and shall be disregarded in interpreting this Agreement.

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YOU ACKNOWLEDGE AND AGREE THAT YOU WERE ADVISED THAT THIS AGREEMENT IS A LEGAL DOCUMENT; THAT YOU WERE ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU WERE GIVEN TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THE TERMS OF THIS AGREEMENT, WHICH YOU AGREE WAS A REASONABLE, ADEQUATE TIME WITHIN WHICH TO DO SO; AND THAT YOU EXECUTE IT KNOWINGLY AND VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below.
Dated: November 24, 2010	/s/ Joe Kerin JOE KERIN
Dated: November 24, 2010	AMERICAN EAGLE OUTFITTERS, INC. By: /s/ Thomas DiDonato Its: Executive Vice President, Human Resources

EXHIBIT A

GENERAL RELEASE

In exchange for the promises and benefits set forth in the Retirement Agreement between American Eagle Outfitters, Inc., including its parents, subsidiaries, affiliates and related businesses (the "Company") and me, Joe Kerin, including my heirs, executors and assigns, dated November ___, 2010 (the "Agreement"), and to be provided to me following the Effective Date of this General Release, I hereby acknowledge, understand and agree as follows:

1. On behalf of myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives, accountants, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, I fully release, acquit, and forever discharge the Company, its past, present and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, and assigns (collectively, the "Releasees"), from any and all charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys' fees, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of my employment with the Company and/or termination of my employment with the Company (collectively, "Claims"), including:

a. Claims arising under Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Acts of 1866 and 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act, and/or any other state, federal, local or municipal statute; and/or

b. Claims for age discrimination arising under the Age Discrimination in Employment Act of 1967 (as amended) and the Older Workers Benefit Protection Act, except age discrimination claims that may arise after the Effective Date of this General Release; and/or

c. Claims arising out of any other federal, state, or local statute, law constitution, ordinance or regulation; and/or

d. Any other employment related Claim whatsoever including, but not limited to, claims relating to implied or express employment contract, public policy or tort claims, retaliatory discharge claims, negligent hiring, retention, or supervision claims, defamation claims, wrongful discharge claims, intentional infliction of emotional distress claims, invasion of privacy claims, intentional interference with contract claims, intentional interference with business relations claims, detrimental reliance claims, loss of consortium claims, promissory estoppel claims, common law claims, claims for compensatory or punitive damages, claims for back pay, claims relating to legal restrictions on the Company's right to terminate employees or pursuant to any other claim whatsoever, arising out of or relating to my employment with the Company and/or termination of employment from the Company.

e. Excluded from this General Release are any Claim for breach of the Agreement and any Claim that cannot be released or waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. I acknowledge and agree, however, that I am releasing and waiving my right to any monetary recovery should any government agency pursue any claims on my behalf that arose prior to the Effective Date of this General Release. I also agree that I have been properly paid for all hours worked, have not suffered any on-the-job injury for which I have not already filed a claim and I have been properly provided any leaves of absence because of my own health condition or a family member's health condition.

2. Release of Other Claims. In further consideration of the promises made by the Company in this General Release, I, for myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives and accounts, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by you, fully release, acquit, and forever discharge the Releasees from any and all Claims of which I have knowledge as of the Effective Date of this General Release.

3. Certification Regarding Other Claims. By my signature below, I certify that I have no knowledge of any Claim that I may have against the Releasees, that I have no present intention to file any claims of any character against the Releasees, and that I have not consulted with any attorney or counselor of any kind regarding any such potential claim against the Releasees as of the date I sign this General Release. I agree that if the above certification is found to be false, any claims of which I have knowledge, an intention to file a claim regarding, or about which I have consulted an attorney will be deemed released by operation of this General Release.

4. Consultation with an Attorney. I am hereby advised and encouraged to consult with an attorney prior to executing this General Release. I acknowledge that if I have executed this General Release without consulting an attorney, I have done so knowingly and voluntarily.

5. Period for Review. I acknowledge that I have been given at least twenty-one (21) days from the date I first received this General Release, which was on or about October 25, 2010, during which to consider its terms. I understand that if I do not sign this General Release, or if I revoke my signature, I am not entitled to any of the compensation and benefits provided for under the terms of the Agreement.

6. Revocation. I acknowledge and agree that I have the right to revoke my execution of this General Release if I notify the Company in writing within seven (7) calendar days following the date I sign it. I acknowledge that any revocation, to be effective, must be in writing, signed by me, and either postmarked within seven (7) days of the date I signed this General Release and addressed to the Company's Executive Vice President of Human Resources, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, Pennsylvania, 15203; or hand delivered within seven (7) calendar days of the date I signed this General Release to the Company's Executive Vice President of Human Resources. This General Release will become effective on the 8th day after I sign it (the "Effective Date"); provided that I have not revoked it.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THIS GENERAL RELEASE IS A LEGAL DOCUMENT, AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL RELEASE. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS GENERAL RELEASE, AND AM VOLUNTARILY AND KNOWINGLY SIGNING IT.

By: ______________________________ Date: ___________________________

Joe Kerin